                                                                     EXHIBIT 3.1

                                     AMENDED
                            ARTICLES OF INCORPORATION
                                       OF
                           DAYTON SUPERIOR CORPORATION

      FIRST:      The name of the Corporation is Dayton Superior Corporation.

      SECOND:     The place in the State of Ohio where the principal office of the Corporation is located is Dayton in Montgomery County.

      THIRD:      The purposes for which the Corporation is formed is to
manufacture and supply concrete and masonry accessories and to engage in any other lawful act or activity for which a corporation may be formed under Chapter 1701 of the Ohio Revised code.

      FOURTH:     The Corporation shall have authority to issue 5,000,000
capital shares, all of which shall be classified as Common Shares, without par value ("Common Shares"). The holder or holders of the Common Shares shall be entitled to one vote for each Common Share held of record. The holders of the Common Shares shall not have any preemptive rights under Section 1701.15 of the Ohio Revised Code.

      FIFTH:      When authorized by the affirmative vote of the directors,
without any action by the shareholders, the Corporation may purchase its own shares for such prices, in such manner and upon such terms and conditions as the directors from time to time may determine, except that no such purchase shall be made if immediately thereafter the Corporation's assets would be less than its liabilities plus stated capital, if any, or if the Corporation is insolvent (as defined in Chapter 1701 of the Ohio Revised Code) or if there is reasonable ground to believe that by such purchase it would be rendered insolvent.

      SIXTH:      The shareholders of the Corporation shall have no right to vote cumulatively in the election of directors.

      SEVENTH:    Notwithstanding any provision of Chapter 1701 of the Ohio
Revised Code (or any successor provision) now or hereafter in force designating for any purpose the vote or consent of the holders of shares entitling them to exercise in excess of a majority of the voting power of the Corporation, or of any particular class or classes of shares of the Corporation, such action, unless otherwise expressly required by statute or these Amended Articles of Incorporation, may be taken by the vote of the holders of shares entitling them to exercise a majority of the voting power of the Corporation or of such class or classes.

      EIGHTH:

      8.1 LIMITATION OF LIABILITY. (a) No person shall be found to have violated any duties to the Corporation as a director of the Corporation in any action brought against the person (including actions involving or affecting any of the following: (i) a change or potential change in control of the Corporation; (ii) a termination or potential termination of the person's service to the Corporation as a director; or (iii) the person's service in any other position or relationship with the Corporation), unless it is proved by clear and convincing evidence that the person did not act in good faith, in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances.

      (b) In performing any duties to the Corporation as a director, the director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by: (i) one or more directors, officers, or employees of the Corporation who the director reasonably believes are reliable and competent in the matters prepared or presented; (ii) counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person's professional or expert competence; or (iii) a committee of the director's upon which the director does not serve, duly established in accordance with the provisions of the Corporation's Code of Regulations, as to matters within its designated authority, which committee the director reasonably believes to merit confidence. A director shall not be considered to be acting in good faith if the director has knowledge concerning the matter in question that would cause reliance on information, opinions, reports, or statements that are prepared by the foregoing persons to be unwarranted.

      (c) In determining what a director reasonably believes to be in the best interests of the Corporation, the director shall consider the interests of the shareholders and, in the director's discretion, may consider any of the following: (i) the interests of the Corporation's employees, suppliers, creditors, and customers; (ii) the economy of the state and nation; (iii) community and societal considerations; and (iv) the long-term as well as short-term interests of the Corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

      (d) A director shall be liable in damages for any action the director takes or fails to take as a director only if it is proved by clear and convincing evidence in a court of competent jurisdiction that the action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation. Notwithstanding the foregoing, nothing contained in this paragraph (d) affects the liability of directors under Section 1701.95 of the Ohio Revised Code or limits relief available under Section 1701.60 of the Ohio Revised Code.

      8.2 THIRD PARTY ACTION INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, limited liability company, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the conduct was unlawful.

      8.3 DERIVATIVE ACTION INDEMNIFICATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, limited liability company, partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any of the following:

            (i) any claim, issue, or matter as to which the person is adjudged to be liable for negligence or misconduct in the performance of the person's duty to the Corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines upon application that, despite the adjudication of liabilities, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper; or

            (ii) any action or suit in which the only liability asserted against the director is pursuant to Section 1701.95 of the Ohio Revised Code.

      8.4 SUCCESS ON MERITS. To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 8.2 or 8.3, or in defense of any claim, issue, or matter therein, the person shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by the person in connection with the action, suit or proceeding.

      8.5   AUTHORIZATION OF INDEMNIFICATION. Any indemnification under Section
8.2 or 8.3, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 8.2 or 8.3. Such determination shall be made as follows:

            (i) by a majority vote of a quorum consisting of directors of the Corporation who were not and are not parties to or threatened with any such action, suit, or proceeding;

            (ii)  if the quorum described in subparagraph (a) of this Section
      8.5 is not obtainable or if a majority vote of a quorum of disinterested director so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the Corporation or any person to be indemnified within the past five years;

            (iii) by the shareholders; or

            (iv) by the court of common pleas or the court in which the action, suit, or proceeding was brought.

In the case of an action or suit brought by or in the right of the Corporation under Section 8.3, any determination made by the disinterested directors under subparagraph (i) of this Section 8. 5 or by independent legal counsel under subparagraph (ii) of this Section 8.5 shall be communicated promptly to the person who threatened or brought the action or suit, and within ten days after receipt of the notification, the person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

      8.6 PAYMENT OF EXPENSES IN ADVANCE. (a) Unless the only liability asserted against a director in an action, suit, or proceeding referred to in
Section 8.2 or 8.3 is pursuant to Section 1701.95 of the Ohio Revised Code, expenses, including attorney's fees, incurred by the director in defending the action, suit, or proceeding shall be paid by the Corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following: (i) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation; and (ii) reasonably cooperate with the Corporation concerning the action, suit, or proceeding.

      (b) Expenses, including attorney's fees, incurred by a director or officer in defending any action, suit, or proceeding referred to in Section 8.2 or 8.3, may be paid by the Corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding as authorized by the directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount, if it ultimately is determined that the director or officer is not entitled to be indemnified by the Corporation.

      8.7 NONEXCLUSIVITY. The indemnification authorized by this Article Eighth shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under these Amended Articles of Incorporation, the Code of Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

      8.8 INSURANCE. The Corporation may purchase and maintain insurance or furnish similar protection including but not limited to trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person's status as such, whether or not the Corporation would have the power to indemnify the person against such liability under this Article Eighth. Insurance may be purchased from or maintained with a person in which the Corporation has a financial interest.

      8.9 NO LIMITATION. The authority of the Corporation to indemnify persons pursuant to Sections 8.2 and 8.3 does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to Sections 8.6, 8.7 and 8.8. Sections 8.2 and 8.3 do not create any obligation to repay or return payments made by the Corporation pursuant to Sections 8.6, 8.7 and 8.8.

      NINTH:      The provisions of Section 1701.831 of the Ohio Revised Code shall not apply to control share acquisitions of shares of the Corporation.

      TENTH:      Any and every statute of the State of Ohio hereafter enacted,
(i) whereby the rights, powers or privileges of corporations or of the shareholders of corporations organized under the laws of the State of Ohio are increased or diminished or in any way affected, or (ii) whereby effect is given to the action taken by any number, less than all, of the shareholders of any such corporation, or (iii) whereby the authority of the directors to adopt amendments to the articles of incorporation or the regulations without shareholder approval shall be expanded, will apply to the Corporation and will be binding not only upon the Corporation but upon every shareholder of the Corporation to the same extent as if such statute had been in force at the date of filing these Amended Articles of Incorporation in the office of the Secretary of State of Ohio.

      ELEVENTH:   These Amended Articles of incorporation  supersede the
existing Amended Articles of Incorporation of the Corporation.